Exhibit 99.1

K&S Corporate Headquarters Kulicke & Soffa Pte Ltd 23A Serangoon North Ave 5 #01-01, Singapore 554369
65.6880.9600 main 65.6880.9580 fax www.kns.com Co.Regn. No. 199902120H

Kulicke & Soffa Announces Repurchase Program

SINGAPORE - August 27, 2014 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) ("Kulicke & Soffa", "K&S" or the "Company") today announced its Board of Directors has authorized the repurchase of up to $100 million of the Company’s common shares.

The repurchase program is effective immediately, may be suspended or discontinued at any time and will be funded using the Company’s available cash. Under the program, Kulicke & Soffa may purchase shares of its common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions as well as corporate and regulatory considerations. As of June 28, 2014, K&S had $597.5 million in cash and approximately 77.6 million shares outstanding.

“Our longer term strategy of business expansion and diversification remains our priority. We continue to use our healthy balance sheet and free cash flow generation to fund the growth of our business through technology leadership, entry into new markets, service expansion and strategic infrastructure build-outs,” said Bruno Guilmart, Kulicke & Soffa’s CEO. “The Board’s primary goal in this new repurchase program is to deploy a portion of the cash balance to return value to our shareholders.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment.  As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades.  In recent years, K&S has expanded its product offerings through strategic acquisitions, adding wedge bonding and a broader range of expendable tools to its core ball bonding products.  Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts: Kulicke & Soffa Industries, Inc. Sheila Frese Public Relations P: +1-949-399-2930 F: +1-949-660-0444 sfrese@kns.com	Kulicke & Soffa Industries, Inc. Joseph Elgindy Investor Relations & Strategic Planning P: +1-215-784-7518 F: +1-215-784-6180 jelgindy@kns.com